EXHIBIT 99.1

Rowan Companies, Inc.
News Release                         2800 Post Oak Boulevard, Suite 5450
                                           Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                          June 15, 2005

ROWAN COMPLETES LONG-TERM 4.33% DEBT REFINANCING

HOUSTON, TEXAS -- Rowan Companies, Inc. (NYSE: RDC) announced today that the Company has completed the refinancing of $85.1 million of outstanding floating-rate debt through the issuance of a 4.33% fixed-rate note maturing in May 2019.

The floating-rate debt was originally issued under the Title XI program of the U. S. Department of Transportation’s Maritime Administration to assist Rowan in financing the construction of the Company’s first Tarzan Class jack-up rig, the Scooter Yeargain, which was completed in April 2004.

The fixed-rate note is U.S. Government-guaranteed under the Title XI program and the Scooter Yeargain secures the guarantee obligation. The note requires semi-annual payments of principal and interest commencing in November 2005.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.